Exhibit 10.1

CHANGE OF CONTROL RETENTION AGREEMENT

This Change of Control Retention Agreement (“this Agreement”) is made as of the           day of         , 200_, between Digimarc Corporation, a Delaware corporation, with its principal offices at Beaverton, Oregon (hereinafter called the “Company”), and                                     (hereinafter called “Executive”).

It is made with reference to the following facts:

A.                                   The Board of Directors of the Company (the “Board”) believes it imperative that the Company and the Board be able to rely upon Executive to continue in Executive’s position, and that they be able to receive and rely upon Executive’s advice as to the best interests of the Company and its shareholders, without concern that Executive might be distracted or his or her advice affected by the circumstances described in Section 1.2 below;

B.                                     Executive is willing to enter into this Agreement for the purposes and on the terms and conditions described herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Definitions.

1.1                                 “Approved Group” shall mean any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan.

1.2                                 “Effective Date” shall mean the day preceding the first to occur of the following events (the “Change of Control Events”):

(a)                                  Any Person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Approved Group or a broker, bank, or trust company holding common stock of the Company for the account of customers who are not members of a “group” (within the meaning of Section 13(d) of the Exchange Act), becoming the record or beneficial owner of 50% or more of any class of the Company’s voting equity securities, as disclosed by the Company’s stock records or in any other way, including, without limitation, any filing with the Securities and Exchange Commission or otherwise; or

(b)                                 Upon the purchase of 50% or more of any class of the Company’s voting equity securities pursuant to any tender offer or exchange offer for shares of the Company’s stock, other than one made by the Company or the Approved Group; or

(c)                                  Upon approval by the shareholders of the Company (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of the Company’s stock into securities of a third party, or cash, or property, or a combination of any of the foregoing; or

(d)                                 The sale of substantially all of the assets of either the Digital Watermarking Business or the ID Credentials Business.

1.3                                 “Fiscal Year” shall mean the 12-month period ending on December 31.

1.4                                 “Good Reason,” when used with reference to a voluntary termination by Executive of his or her employment with the Company, shall mean:

(a)                                  a substantial reduction in Executive’s level of duties or responsibilities; provided, that (i) a change in title or (ii) a change in title or status resulting from the Company, or any affiliate of the Company by which Executive is then employed, being a direct or indirect subsidiary of a parent company following a Change of Control Event, with no corresponding substantial reduction in Executive’s level of duties and responsibilities, shall not, in and of itself, constitute Good Reason;

(b)                                 a material reduction in Executive’s Minimum Base Salary, benefits or total cash compensation (consisting of base salary and target bonus), unless such reduction is part of an overall reduction for all employees at the same level as Executive;

(c)                                  the Company’s mandatory transfer of Executive to another geographic location that is more than 35 miles from the location where Executive was employed at the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Effective Date hereof;

(d)                                 the failure by the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company, to the extent legally required; or

(e)                                  the repudiation or failure by the Company or its successor to acknowledge (upon Executive’s written request) or to comply with any of its obligations under this Agreement.

1.5                                 “Contract Period” shall mean the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date.

1.6                                 “Disability” shall mean a physical or mental incapacity of Executive which entitles Executive to commence the receipt of benefits under the long-term disability plan maintained by the Company.

1.7                                 “Cause,” when used in connection with the termination of Executive’s employment by the Company, shall mean (a) the willful engaging by Executive in misconduct which is significantly injurious to the Company, monetarily or otherwise; (b) any act by the

Executive of fraud, dishonesty, embezzlement, misrepresentation or theft of property of the Company; (c) Executive’s conviction of or plea of no contest to a felony or any crime involving moral turpitude; (d) Executive’s breach of this Agreement or any other agreements with the Company; (e) Executive’s unauthorized disclosure of the Company’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with the Company; (f) Executive’s violation of the Company’s Code of Ethics (if applicable), Code of Business Conduct and Ethics or any other employment rule, code or policy, as such policies currently exist or may be amended or implemented during Executive’s employment with the Company; (g) Executive’s failure or refusal to follow the lawful instructions of the Company, if such failure or refusal continues for a period of five (5) calendar days after the Company delivers to Executive a written notice stating the instructions that Executive has failed or refused to follow; (h) the entry by a court of competent jurisdiction of an order, or the entering into by Executive of a consent decree, barring Executive from serving as an officer or director of a public company; or (i) Executive’s failure to meet and sustain an acceptable level of performance of Executive’s duties and obligations to the Company (other than by reason of Disability), which failure continues thirty (30) days after the Company has given written notice thereof to Executive.  For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that the action or omission was in the best interests of the Company.

1.8                                 “Without Cause,” when used in connection with the termination of Executive’s employment by the company, shall mean any termination of employment of Executive by the Company which is not a termination of employment for Cause or for Disability.

1.9                                 “Termination Date” shall mean the effective date as provided in this Agreement for the termination of Executive’s employment.

1.10                           “Minimum Base Salary” shall mean salary at an annual rate equal to Executive’s annual rate of salary on the Termination Date.

1.11                           “Current Compensation” shall mean one-twelfth (1/12th) of the sum of (a) the Minimum Base Salary, plus (b) the amount paid to Executive with respect to the most recently completed fiscal year under the Company’s annual incentive bonus cash compensation program.

1.12                           “Digital Watermarking Business” is the intellectual property (patents, trade secrets and know-how), software and related contracts, programs, customer relationships and other assets concerning:  (i) technology that allows users to embed a digital code into audio, images, video and printed documents and wherein such digital code is imperceptible during normal use but readable by computers and software and (ii) technology that allows conveying data or enabling access to data applications or network resources including indicators of permitted uses, copyright status and/or business terms as it relates to a piece of content.

1.13                           “ID Credentials Business” is all assets of the Company not included in the Digital Watermarking Business.

2.                                       Scope of Agreement.

2.1                                 General.  This Agreement shall apply with respect to any termination of employment of Executive which occurs during the Contract Period.  It shall not apply to any termination of employment of Executive which occurs other than during the Contract Period.  Notwithstanding any other provision of this Agreement, any termination of Executive’s employment shall not be subject to the terms of this Agreement (and shall not be deemed a termination hereunder) if (a) such termination occurs in connection with the closing of the sale of substantially all of the assets of either the Digital Watermarking Business or the ID Credentials Business, (b) Executive is offered employment by the successor to such transferred business upon initial terms that would not constitute Good Reason, and (c) the successor to such transferred business assumes the Company’s obligations under this Agreement.

2.2                                 Termination.  This Agreement shall terminate on December 31, 2009, if Executive is still in the employ of the Company and a Change of Control Event has not occurred.  Except as otherwise provided herein in respect of payments to beneficiaries, this Agreement shall terminate automatically upon the death of Executive.

3.                                       Termination of Employment of Executive By the Company During the Contract Period.

3.1                                 General.  During the Contract Period, the Company shall have the right to terminate Executive’s employment hereunder for Cause, for Disability or Without Cause upon following the procedures hereinafter specified.

3.2                                 For Disability.  Termination of Executive’s employment for Disability shall become effective on the date that disability benefits, payable to Executive in an amount equal to at least sixty-five (65%) percent of Executive’s then Minimum Base Salary commence under any long-term disability plan maintained by the Company or on such later date as the Company may specify in a written notice to the Executive.

3.3                                 For Cause.  Termination of Executive’s employment for Cause shall become effective five (5) days after a written notice of intent to terminate Executive’s employment, specifying the particulars of the conduct of Executive forming the basis for such termination, is given to Executive by the Board.

3.4                                 Without Cause.  The Company shall have the absolute right to terminate Executive’s employment Without Cause at any time.  Termination of Executive’s employment Without Cause shall be effective five (5) business days after the date of the giving to Executive by the Board of a written notice of termination, specifying that such termination is Without Cause.

3.5                                 Effect of Termination.  Upon a termination of Executive’s employment for Cause, or for Disability as provided in Section 3.2 hereof, Executive shall have no right to receive any compensation or benefits hereunder.  Upon a termination of Executive’s employment Without Cause, Executive shall be entitled to receive the compensation and benefits provided in Section 5 hereof.

4.                                       Termination of Employment by Executive During Contract Period.  During the Contract Period, the Executive shall be entitled to terminate his or her employment with the Company.  The Executive shall give the Company written notice of voluntary termination of employment, which notice need specify only Executive’s desire to terminate his or her employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason.  Any notice by Executive pursuant to this Section shall be effective thirty (30) days after receipt by the Company of such notice; provided, that an Executive’s termination of employment shall not be for Good Reason, if the Company has, within such thirty (30) days period, corrected the circumstance that would otherwise result in Good Reason for termination.  If such termination is for Good Reason, Executive shall be entitled to receive the compensation and benefits in Section 5 hereof.  If such termination is for other than Good Reason, Executive shall have no right to receive any compensation and benefits hereunder other than Executive’s Minimum Base Salary and accrued vacation through Executive’s termination date.

5.                                       Benefits Upon Termination by the Company Without Cause or by Executive for Good Reason.  Upon the termination of the employment of Executive by the Company pursuant to Section 3.4 or by Executive for Good Reason pursuant to Section 4 hereof, and if Executive executes and does not revoke a general release of all claims in a form acceptable to the Company and substantially similar to Exhibit A attached hereto (the “General Release”), Executive shall be entitled to receive the following compensation and benefits:

5.1                                 The Company shall pay to Executive (a) Minimum Base Salary through the Termination Date, and (b) for the period commencing on the Termination Date and continuing until the first anniversary of the Termination Date, a monthly amount equal to the Current Compensation; provided, however, that the Company’s obligation hereunder shall be reduced by the amount of any compensation Executive receives from another source for services rendered during the period that payments are being made pursuant to this Section 5.1.  Executive shall provide notice of all compensation referred to in the preceding sentence to the Company within seven (7) days of receipt of such compensation.

5.2                                 The Company shall pay any premiums necessary to continue Executive’s health insurance coverage under the Company’s health insurance plan pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) (provided that Executive is eligible for, and timely elects, COBRA continuation coverage under the Company’s health insurance plan) until the earliest of (a) eighteen (18) months after the Termination Date, (b) the first date that Executive is covered under another health insurance plan or program, or (c) the date on which Executive is no longer entitled to COBRA continuation coverage under the Company’s health insurance plan.

5.3                                 The Company shall pay to Executive an amount equal to the pro rated portion (based upon the percentage of the current fiscal year represented by the period through the Termination Date) of the bonus that was paid to Executive with respect to the most recently completed fiscal year under the Company’s annual incentive bonus cash compensation program.  The good faith determination of the Compensation Committee of the Company’s Board of Directors as to the bonus that would be payable to Executive pursuant to this Section 5.3 shall be conclusively presumed to be correct.

5.4                                 Notwithstanding any other provision of this Agreement, if the Company receives confirmation from the Company’s independent tax counsel or its certified public accounting firm (the “Tax Advisor”) that any portion of any payment by the Company or a related entity to the Executive, or any benefit received by Executive, under this Agreement or otherwise (each a “Payment”) would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), then the Payments (under this Agreement or otherwise) shall be reduced (the “Reduction”) to the highest amount that, in the opinion of the Tax Advisor, may be paid to Executive by the Company without having any portion of any Payment treated as an “excess parachute payment”; provided that the Reduction shall not apply if, in the opinion of the Tax Advisor, the after-tax value to Executive of the total Payments prior to the Reduction is greater than the after-tax value to Executive if the total Payments are determined taking into account the Reduction.  For purposes of determining the after-tax value of the Payments, (i) Executive shall be deemed to pay income taxes at the highest rate of federal income tax and the highest rate or rates of state and local income taxes in the state and locality of Executive’s domicile for income tax purposes for the taxable year in which the Total Payments will be made, provided that the state and local income tax rate shall be determined assuming that such taxes are fully deductible for federal income tax purposes, and provided further that any phase-out of itemized deductions or other items shall be ignored; and (ii) Executive shall be deemed to pay employment taxes at the applicable rate under Section 3101(b) of the Code.  The Reduction shall be applied to the Payments in any manner determined by the Company in its reasonable discretion.  If the Tax Advisor requests, Executive and the Company shall obtain, at the Company’s expense, and the Tax Advisor may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive.  All determinations made by the Tax Advisor shall be binding upon the parties hereto and all fees and expenses of the Tax Advisor shall be borne by the Company.

5.5                                 Except as specifically provided herein, the amount of any compensation or benefits provided for in this Section 5 shall not be subject to mitigation by Executive being required to seek other employment or otherwise.

5.6                                 Notwithstanding anything to the contrary in this Agreement, the Company and Executive intend that the provisions of this Agreement, and any payments or other benefits under this Agreement, comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service if, and to the extent, Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid any of the penalties otherwise imposed under Section 409A.  In this connection, the provisions of this Agreement, and any payments or other benefits under this Agreement, and the terms of any deferral and other rights regarding this Agreement, will, unless otherwise determined by the Company, be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service, so as to avoid any of the penalties otherwise imposed under Section 409A.  For example, if Executive is a “specified employee,” within the meaning of Section 409A, then, to the extent necessary to avoid penalties under Section 409A, benefit payments under Section 5 shall be delayed until six months after Executive’s Termination Date.  If payments are delayed pursuant to this Section 5.6, any amount which would have been paid during such six-month period but for this Section 5.6 shall be accumulated and paid in a lump sum as soon as administratively practicable after the six-month anniversary of Executive’s Termination Date.

5.7                                 If Executive does not properly execute the General Release or if Executive revokes or attempts to revoke the General Release, Executive will not be entitled to any of the benefits provided under this Section 5, except those which may be otherwise required by law.

6.                                       Successors; Binding Agreement.

6.1                                 As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.2                                 This Agreement is personal to Executive and Executive may not assign or transfer any part of his or her rights or duties hereunder, or any compensation due to Executive hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

7.                                       Modification; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by the Chief Executive Officer of the Company or such other director or officer as may be specifically designated by the Board.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

8.                                       Arbitration of Disputes.

8.1                                 Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration.  It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including, without limitation, any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

8.2                                 The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”).

8.3                                 The arbitral tribunal shall consist of one arbitrator.  The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his or her principal place of business in the State of Oregon; and (b) has had substantial experience in business transactions.  The Company shall pay all of the fees, if any, and expenses of such arbitrator.

8.4                                 The arbitration shall be conducted in Portland, Oregon, or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

8.5                                 At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

8.6                                 Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

8.7                                 Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

9.                                       Payment Obligations Absolute.  The Company’s obligation to pay Executive the amounts provided for hereunder and to make the arrangements provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.  Subject to the right of the Company to seek arbitration under Section 8 and recover, pursuant to such arbitration, any payment made hereunder, each and every payment made hereunder by the

Company shall be final and the Company will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

10.                                 Notice.  All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Company, to:

Digimarc Corporation

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

Attn: General Counsel

If to the Executive, to:

Either party hereto may change its address, for purposes of this Section 10, by giving fifteen (15) days prior notice to the other party hereto.

11.                                 Severability.  If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.                                 Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

13.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original.

14.                                 Governing Law.  This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Oregon.

15.                                 Payroll and Withholding Taxes.  All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll related or withholding taxes.

16.                                 Entire Agreement.  This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided, that this Agreement shall not supersede or limit or in any way affect any rights Executive may have under any other Company employee benefit plan, program or arrangement (including, without limitation, any pension, life insurance, medical, dental, health, vacation, accident and disability plans, programs and arrangements).

IN WITNESS WHEREOF, the parties have executed this Change of Control Retention Agreement as of the date first above written.

DIGIMARC CORPORATION

By
Name:
Title:

EXECUTIVE

EXHIBIT A

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), effective                 , 200   by and between                   (“Executive”) and Digimarc Corporation (the “Company”)

RECITAL

A.                                   Executive and Company are parties to, among other things, a Change of Control Retention Agreement dated as of             , 200   (the “Change of Control Retention Agreement”).

B.                                     The Change of Control Retention Agreement provides, among other things, that if (i) Company terminates the employment of Executive Without Cause (as defined in the Change of Control Retention Agreement), or (ii) the Executive resigns his or her employment for Good Reason (as defined in the Change of Control Retention Agreement) (each a “Release Condition”), then Executive shall execute this Agreement in exchange for the right to receive certain payments from Company as set forth more fully in the Change of Control Retention Agreement.

C.                                     Effective            , 200_, a Release Condition has occurred.

AGREEMENT

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Settlement Amount.  Execution of this Agreement by Executive shall satisfy the condition that Executive execute a full release of claims as set forth in Section 5 of the Change of Control Retention Agreement and, upon satisfaction of any other conditions set forth in this Agreement or in the Change of Control Retention Agreement, Executive shall be entitled to receive the compensation set forth in Section 5 of the Change of Control Retention Agreement.

2.                                       Release of Claims.  Executive irrevocably and unconditionally releases and forever discharges Company, its affiliates, successors and assigns, and each of their respective officers, directors, members, employees, representatives, insurance carriers, attorneys, subsidiaries, affiliates, representatives, agents, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, including, without limitation of the foregoing general terms, any claims against Company and Releasees arising from or related to Executive’s employment with

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Company or the termination thereof, and any claims arising from any alleged violation by Company of any federal, state or local statutes, ordinances or common laws, including, but not limited to, the Age Discrimination in Employment Act.

3.                                       Confidentiality.  Executive agrees that the terms, amount and fact of settlement shall be kept strictly confidential and promises that neither Executive nor Executive’s representatives nor agents shall disclose, either directly or indirectly, any information concerning this settlement (or the fact of settlement) to anyone, including but not limited to past, present or future employees of Company, its affiliates, successors or any other company.

4.                                       Disclaimer of Liability.  This Agreement does not constitute and shall not be construed as an admission of liability or wrongdoing by Company, its agents, employees or successors, with respect to any claims asserted by Executive, and Company expressly denies that it has done anything wrong or unlawful.

5.                                       Release of Unknown Claims.  Executive represents that Executive is not aware of any claims against Company except for those claims that are released by this Agreement.  Moreover, the Parties agree and represent that it is within their contemplation that Executive may have claims against Company of which, at the time of the execution of this Agreement, they have no knowledge or suspicion, but that this Agreement extends to claims in any way based upon, connected with, or related to the matters described in Paragraph 2 above, whether or not known, claimed, or suspected by the Parties.

6.                                       Property.  As a precondition to any settlement payment in connection with this Agreement, Executive shall return to Company all property of Company in Executive’s possession.

7.                                       ADEA Notification. This Agreement contains a release of claims under the Age Discrimination in Employment Act (the “ADEA”).  By executing this Agreement, Executive certifies that Executive has knowingly and voluntarily given up any claims that Executive may have under the ADEA if those claims arose before Executive signed this Agreement.  Executive further certifies that the payments described in this Agreement are considerations to which Executive would not otherwise be entitled without signing this Agreement, and that these considerations constitute payment in exchange for Executive’s execution of this Agreement.

Under the ADEA, Executive may take up to twenty-one (21) days to consider the terms of this Agreement. Executive has the right to accept in less time by signing and delivering this Agreement to Company. Executive is urged to use as many of the twenty-one (21) days as necessary to consider this Agreement and to consult with Executive’s attorney about it. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider this Agreement prior to signing it, and Executive’s signature on this Agreement is completely voluntary.

Under the ADEA, Executive may revoke this Agreement within seven (7) days of the date on which Executive signs the Agreement.  If Executive revokes, then Executive will not receive any of payments or other considerations set forth in this Agreement.  TO BE EFFECTIVE,

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EXECUTIVE’S REVOCATION MUST BE IN WRITING AND RETURNED TO DIGIMARC CORPORATION, ATTENTION: GENERAL COUNSEL, WITHIN SEVEN (7) DAYS OF THE DATE OF EXECUTIVE’S SIGNING OF THIS AGREEMENT.

8.                                       Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Oregon as applied to agreements among Oregon residents, made and to be performed entirely within the State of Oregon, without giving effect to conflicts of laws principles.

PLEASE READ CAREFULLY.  THIS IS A RELEASE OF CLAIMS YOU MAY HAVE AGAINST DIGIMARC CORPORATION.

EXECUTIVE	DIGIMARC CORPORATION

By
Name:
Title:

Dated: , 200_.	Dated: , 200_.

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